UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2018

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

(b) On November 20, 2018, Invesco Ltd. (the "Company") announced that Philip A. Taylor, Senior Managing Director and Head of the Americas, intends to depart the Company at the end of 2019 to transition to board service for other companies, venture capital endeavors and philanthropic activities.  Mr. Taylor will assume the role of Vice Chair effective March 1, 2019 until his planned departure and will work with his successor, Andrew R. Schlossberg, to ensure a smooth leadership transition.  Mr. Schlossberg currently serves as Senior Managing Director and Head of EMEA and will become Senior Managing Director and Head of the Americas effective March 1, 2019.

(c) Further, Mr. Doug Sharp, age 43, will become Senior Managing Director and Head of EMEA reporting directly to the Chief Executive Officer effective March 1, 2019.  Mr. Sharp has led our EMEA Retail (Cross Border Retail and UK Retail) business since March 2015, and oversees our exchange traded fund business in the region.  He joined Invesco in 2008, and has held a series of progressively more senior roles with a diverse set of responsibilities touching many aspects of the Company's global business.  Mr. Sharp served as Head of Cross Border Retail from August 2012-March 2015; as Head of Strategy and Business Planning from January 2010-August 2012; and as Chief Administrative Officer for our global Institutional business from January 2008-January 2010.

The Company also announced that Mr. Mark Giuliano, age 57, will assume the role of Chief Administrative Officer reporting directly to the Chief Executive Officer effective November 20, 2018 and will continue to have responsibility for the Company's Technology, Investment Services, Global Security, North American Transfer Agency and Invesco Trust Company.  He joined Invesco in February 2016 after 28 years with the Federal Bureau of Investigation (FBI).  While at the FBI, Mr. Giuliano served in a number of leadership roles, including Special Agent in charge of the Atlanta division and executive assistant director of the National Security Branch, before retiring as the Deputy Director and Chief Operating Officer. Colin D. Meadows will continue in his role as Senior Managing Director and Head of Private Markets and Global Institutional.

As of the time of the filing of this report, the Company has not entered into any material plan, contract or arrangement to which either Mr. Sharp or Mr. Giuliano is a party or in which either officer participates, or any material amendment, in connection with the appointments described above. In the event of such a material plan, contract or arrangement, or material amendment, the registrant will file an amendment to this report within four business days thereof.

There is no arrangement or understanding between either Mr. Sharp or Mr. Giuliano and any other persons pursuant to which such officer was selected for his respective position. There are no family relationships between either Mr. Sharp or Mr. Giuliano and any of the Company's directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and either Mr. Sharp or Mr. Giuliano reportable under Item 404(a) of Regulation S-K.

(e) In connection with Mr. Taylor's planned departure, he and the Company have entered into a letter agreement (the "Agreement"), which provides for certain payments as outlined below:

●  Continuation of current monthly salary until Mr. Taylor's departure date;
●  For calendar year 2018, a cash bonus of $2,117,232, annual deferral award of $895,752 and long-term equity of $3,337,960;
●  For calendar year 2019, a cash bonus of $1,459,090;
● Termination payments equal to (i) two years of salary and cash bonuses in the amount of $5,463,983 before taxes; (ii) a cash payment of $1,058,428 equal to the amount of annual stock deferred awards and long-term restricted stock awards that would vest during a two-year term; and (iii) two years of group retirement savings plan benefits in the amount of $20,576; and
● Acceleration of vesting of all unvested annual stock deferral awards and long-term equity awards.

The Agreement also contains typical confidentiality and non-solicitation provisions and a release of the Company from liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Invesco Ltd.

By:	/s/ Robert H. Rigsby
Robert H. Rigsby
Assistant Secretary

Date: November 26, 2018